Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

▪	Strong 4th quarter results drive full-year 2013 net income growth

▪	24-acre Maui parcel and Kahala Avenue lot sales lift Development & Sales segment results

▪	Leasing segment NOI up 17.4% for the quarter, 9.0% for the year[1]

▪	Over $1 billion invested in Hawaii in 2013, including 4th quarter acquisitions of the Kaneohe Ranch/Harold K.L. Castle Foundation Hawaii portfolio and Grace Pacific

▪	Significant progress on migration strategy with over 75% of Leasing segment NOI expected to be generated by Hawaii commercial properties

Honolulu (February 20, 2014) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced fourth quarter 2013 net income of $22.5 million, or $0.46 per diluted share (and adjusted net income of $22.6 million, or $0.46 per diluted share1, which excludes charges associated with the acquisition of Grace Pacific on October 1, 2013), compared to fourth quarter 2012 net income of $8.7 million, or $0.20 per diluted share. Fourth quarter revenue was $204.8 million in 2013, compared to $82.1 million in 2012.
“Strong gains in Real Estate Development & Sales, improved Leasing segment results, and the addition of Grace Pacific drove the substantial increase in fourth quarter net income,” said Stanley M. Kuriyama, A&B chairman & chief executive officer. “Fourth quarter earnings were somewhat tempered, however, by an expected loss for Agribusiness, primarily resulting from valuation adjustments of raw sugar inventory at the end of the quarter.”
Operating profit for the Development & Sales segment was $38.1 million for the quarter, compared to $1.3 million for the fourth quarter of 2012. Fourth quarter 2013 results reflect the sales of a 24-acre parcel adjacent to Maui Business Park for the development of Maui’s first Target-anchored center, eight Kahala Avenue properties, and seven Mainland commercial properties.
Market reception to the Kahala Avenue properties has been positive. Ten lots have been sold for $52.9 million since the first 27 lots were purchased in September 2013, nine of which have closed, with the tenth in escrow and scheduled to close in April. In late December 2013, following this strong market reception, the Company purchased Genshiro Kawamoto’s three remaining properties for $30 million. Two of these properties are large, oceanfront lots, considered the finest in the portfolio.
Real Estate Leasing operating profit in the quarter was $10.7 million, up 4.9% from the fourth quarter of 2012. NOI for the quarter was $18.2 million, a 17.4% improvement over the fourth quarter of 20121. Both operating profit and NOI benefited from the expansion of the portfolio through Hawaii assets acquired in 2013 and improved results from Mainland office properties. Fourth quarter 2013 occupancy for the Hawaii and Mainland portfolios were 94% and 95%, respectively, compared to 92% and 95% for the fourth quarter of 2012.
The Natural Materials & Construction segment, which contains the results of Grace Pacific from the date of acquisition on October 1, reported operating profit of $2.9 million for the fourth quarter, which included a negative $2.8 million non-cash impact from purchase price allocation adjustments, and adjusted EBITDA of $7.7 million1. (Adjusted EBITDA excludes the non-cash impact of purchase price allocation adjustments.)
Agribusiness posted an operating loss of $3.6 million for the fourth quarter compared to operating profit of $1.2 million for the fourth quarter of 2012. Results were lower primarily due to lower sugar prices requiring valuation adjustments of raw sugar inventory at quarter end.
Interest expense for the fourth quarter was $7.4 million compared to $3.2 million for the fourth quarter of 2012. The increase was primarily related to increased debt levels related to commercial property acquisitions, and the acquisitions of the Kahala Avenue properties and Grace Pacific.
Corporate expenses for the quarter were $5.9 million compared to $3.4 million for the fourth quarter of 2012. Corporate expenses increased primarily due to non-interest financing costs and professional fees related to acquisition activity, and performance-based compensation.

FULL-YEAR 2013 FINANCIAL RESULTS

Full-year 2013 adjusted net income was $39.8 million, or $0.88 per diluted share, compared to adjusted net income of $32.3 million, or $0.75 per diluted share, for 20121. 2013 adjusted earnings exclude charges associated with the acquisition of Grace Pacific on October 1, 2013, and 2012 adjusted earnings exclude charges associated with the separation of A&B from Matson, Inc. on June 29, 2012, such as professional and other fees and the non-cash impairment of two California development properties that do not align with the Company’s post-separation focus on Hawaii real estate development. Including these charges, net income for 2013 was $36.9 million, or $0.82 per diluted share, compared to $20.5 million, or $0.48 per diluted share, for 2012. Revenue for 2013 was $365.2 million, compared to 2012 revenue of $261.5 million.
Real Estate Development & Sales operating profit was $44.4 million in 2013, compared to an operating loss of $4.4 million for 2012. Leasing operating profit of $43.4 million was up 4.3% over last year, and NOI increased 9.0%, to $68.8 million1, compared with 2012. Despite headwinds from low sugar prices that impacted results for the second half of 2013, Agribusiness contributed $10.7 million of operating profit in 2013. Full-year earnings also include Grace Pacific results from the date of acquisition on October 1 through year-end.
“2013 was further highlighted by the significant investments we made to grow our business in Hawaii, where we are best able to leverage our market knowledge and relationships to create value for both shareholders and the community,” said Kuriyama. “From the acquisitions of Grace Pacific, to the Kahala Avenue properties, to the Kaneohe Ranch/Harold K.L. Castle Foundation portfolio, we invested over $1 billion in Hawaii in 2013. In the process, we sold 60% of our Mainland commercial portfolio gross leasable area, migrating a significant portion of our commercial real estate portfolio from the Mainland to Hawaii. In the future, over 75% of our Leasing segment NOI is expected to come from Hawaii assets, compared to 40% at the beginning of 2013. Through these acquisitions, A&B also emerged as the second largest owner of retail commercial property in the state.”
“Going forward, we will continue to execute on our Hawaii-focused strategy of building our pipeline of development projects; seeking superior investment opportunities in real estate and complementary businesses; migrating our Mainland commercial properties to Hawaii; and seeking ways to reduce the volatility of Agribusiness earnings,” said Kuriyama.
In addition to the Kaneohe Ranch/Harold K.L. Castle Foundation portfolio, the Company acquired another 630,000 feet of GLA in 2013: Pearl Highlands Center, a 415,000-square-foot retail power center located in West Oahu; Waianae Mall, a 170,000 square-foot retail center on Oahu’s west shore; and Napili Plaza, a 45,000 square-foot retail center in West Maui. The Company also continued to build its development pipeline, including advances at major projects such as Kukui’ula, Maui Business Park II, and the Waihonua high-rise condominium project, where all 340 units have been sold under binding contracts.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

REAL ESTATE LEASING – FOURTH QUARTER OF 2013 COMPARED WITH 2012

	Quarter Ended December 31,
(dollars in millions)	2013	2012	Change
Revenue	$30.4	$24.7	23.1%
Operating profit	$10.7	$10.2	4.9%
Operating profit margin	35.2%	41.3%
NOI[1]
Hawaii	$11.0	$6.3	74.6%
Mainland	7.2	9.2	(21.7)%
Total	$18.2	$15.5	17.4%
Average occupancy rates:
Hawaii	94%	92%
Mainland	95%	95%
Total	95%	94%
	At December 31,
	2013	2012
Leasable space (million sq. ft.) — improved
Hawaii	2.6	1.4
Mainland	2.5	6.5

Real Estate Leasing segment revenue and operating profit for the fourth quarter of 2013 were 23.1% and 4.9% higher, respectively, than 2012. NOI for the quarter was $18.2 million, an increase of 17.4%, compared to $15.5 million for the fourth quarter of 20121. Revenue, operating profit and NOI increased primarily due to the expansion of the portfolio through the acquisition of Hawaii assets and improved results from Mainland office properties. Mainland NOI decreased by 21.7% due to sales of 10 Mainland commercial properties in 2013, proceeds from which were used to fund various Hawaii commercial property acquisitions in 2013.

REAL ESTATE LEASING – 2013 COMPARED WITH 2012

(dollars in millions)	2013	2012	Change
Revenue	$110.4	$100.6	9.7%
Operating profit	$43.4	$41.6	4.3%
Operating profit margin	39.3%	41.4%
NOI[1]
Hawaii	$34.7	$26.8	29.5%
Mainland	$34.1	$36.3	(6.1)%
Total	$68.8	$63.1	9.0%
Average occupancy rates:
Hawaii	93%	92%
Mainland	95%	93%
Total	95%	93%
	At December 31,
	2013	2012
Leasable space (million sq. ft.) - improved		.
Hawaii	2.6	1.4
Mainland	2.5	6.5
Real Estate Leasing segment revenue and operating profit for 2013 were 9.7% and 4.3% higher, respectively, than 2012, primarily due to the expansion of the portfolio through the acquisition of Hawaii assets, and higher overall occupancy. Operating profit was additionally impacted by increased depreciation expense resulting from the high volume of commercial portfolio transactions during 2013. NOI was $68.8 million for the year, compared to $63.1 million for 20121. The 9.0% increase in NOI1 was primarily due portfolio expansion. Mainland NOI decreased by 6.1% due to sales of 10 Mainland commercial properties in 2013, proceeds from which were used to fund various Hawaii commercial property acquisitions in 2013.

REAL ESTATE DEVELOPMENT AND SALES – FOURTH QUARTER 2013 COMPARED WITH 2012

	Quarter Ended December 31,
(dollars in millions)	2013	2012	Change
Improved property sales revenue	$279.4	$—	—
Development sales revenue	37.4	0.6	62X
Unimproved/other property sales revenue	42.0	4.8	9X
Total revenue	$358.8	$5.4	66X
Operating profit before joint ventures	$35.7	$2.0	18X
Earnings (loss) from joint ventures	2.4	(0.7)	NM
Total operating profit	$38.1	$1.3	29X
Operating profit margin	10.6%	24.1%

REAL ESTATE DEVELOPMENT AND SALES – 2013 COMPARED WITH 2012

(dollars in millions)	2013	2012	Change
Improved property sales revenue	$331.6	$5.0	66X
Development sales revenue	41.8	8.7	5X
Unimproved/other property sales revenue	49.6	18.5	168.1%
Total revenue	$423.0	$32.2	13X
Operating profit before joint ventures and impairment	$46.4	$9.8	5X
Impairment of Santa Barbara development project	—	(5.1)	NM
Impairment and equity loss related to joint venture investments	(6.3)	(4.7)	34.0%
Earnings (loss) from joint ventures	4.3	(4.4)	NM
Total operating profit (loss)	$44.4	$(4.4)	NM
Operating profit margin	10.5%	NM
Fourth quarter 2013: Revenue of $358.8 million was related primarily to the sales of a 24-acre parcel adjacent to Maui Business Park, eight Kahala Avenue residential lots, seven Mainland commercial properties and a small commercial lot on Oahu. Operating profit was $38.1 million and also included development fees, interest income, and joint venture resort residential sales of three units on Kauai, one unit on Maui, and five units on Hawaii Island.
2013: Revenue and operating profit were $423.0 million and $44.4 million, respectively, and included the sale of a 24-acre parcel adjacent to Maui Business Park, nine Kahala Avenue lots, 10 Mainland commercial properties, two non-core Maui land parcels and one small commercial lot on Oahu. Operating profit also included the sales of joint venture resort residential units, including 10 units on Kauai, seven units on Maui, and 13 units on Hawaii Island, partially offset by a $6.3 million non-cash write down in the third quarter of 2013 related to the Company taking control of The Shops at Kukui'ula, due diligence costs related to acquisition activities and joint venture expenses.
Fourth quarter 2012: Revenue was $5.4 million, principally from the sale of three non-core land parcels on Maui and a residential unit on Oahu. Operating profit also included joint venture sales of three residential units on Kauai, two residential units on Maui and three residential units on the Hawaii Island, which were more than offset by joint venture expenses.
2012: Revenue was $32.2 million, principally related to the sale of several non-core land parcels on Maui, a parcel at Maui Business Park II, one Mainland commercial property, two parcels on Maui, and three residential units on Oahu. Operating profit additionally included joint venture sales of a parcel and seven residential units on Kauai, two residential units on Maui, and eight residential units on Hawaii Island. The margin on the sales described above was partially offset by $9.8 million of non-cash impairment charges in the second quarter of 2012, related to the Company’s Santa Barbara and Bakersfield development projects in California, resulting from the Company’s change in its development strategy to focus on development projects in Hawaii, as well as joint venture expenses.

NATURAL MATERIALS AND CONSTRUCTION
On October 1, 2013, the Company completed its acquisition of Grace Pacific. Due to the impact of inclement weather and major holidays on available paving days, Grace typically will exhibit seasonal highs and lows in its operating results, with the first and fourth quarters of each calendar year usually posting lower results as compared to the second and third quarters.

Quarter Ended
(dollars in millions, tons in thousands)	December 31, 2013
Revenue	$54.9
Operating profit, net of a negative $2.8 million of non-cash purchase price allocation adjustments	$2.9
Adjusted EBITDA[1]	$7.7
Aggregate tons produced	193.1
Aggregate tons sold	112.3
Asphaltic concrete tons placed	114.5
Backlog	$218.1
The Natural Materials and Construction segment reported operating profit of $2.9 million for the fourth quarter, which included a negative $2.8 million non-cash impact from purchase price allocation adjustments, and generated adjusted EBITDA of $7.7 million1.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

AGRIBUSINESS – FOURTH QUARTER 2013 COMPARED WITH 2012

	Quarter Ended December 31,
(dollars in millions)	2013	2012	Change
Revenue	$52.0	$60.9	(14.6)%
Operating profit (loss)	$(3.6)	$1.2	NM
Operating profit margin	NM	2.0%
Tons sugar produced	52,900	40,800	29.7%
Tons sugar sold (raw and specialty sugar)	87,400	76,400	14.4%
Agribusiness revenue for the fourth quarter of 2013 decreased $8.9 million, or 14.6%, compared to the fourth quarter of 2012. Revenue was lower primarily due to lower prices on raw sugar sold, lower molasses sales from lower pricing and less tonnage sold, and lower volume of specialty sugar sold.
Operating loss for the fourth quarter of 2013 was $3.6 million compared to operating profit of $1.2 million in the fourth quarter of 2012. The loss was principally due to lower sugar margins resulting from valuation adjustments of raw sugar inventory at the end of the quarter, lower prices for sugar sold and lower molasses margins.
Sugar production for the fourth quarter of 2013 was 29.7% higher than the fourth quarter of 2012 due to a higher number of acres harvested during the quarter and higher yields.

AGRIBUSINESS – 2013 COMPARED WITH 2012

(dollars in millions)	2013	2012	Change
Revenue	$146.1	$182.3	(19.9)%
Operating profit	$10.7	$20.8	(48.6)%
Operating profit margin	7.3%	11.4%
Tons sugar produced	191,500	178,300	7.4%
Tons sugar sold (raw and specialty sugar)	159,600	198,200	(19.5)%

Agribusiness revenue for 2013 decreased $36.2 million, or 19.9%, compared with 2012. The decrease was due to lower raw sugar revenue due to one less sugar voyage in 2013 as compared to 2012 and lower sugar prices, lower molasses revenue, lower trucking revenue and lower specialty sugar sales, partially offset by higher charter revenue.
Operating profit for 2013 decreased $10.1 million compared to 2012. The decrease was primarily due to lower sugar margins due to one less sugar voyage in 2013 as compared to 2012 and lower prices of sugar sold and produced, and lower molasses margins.
Sugar production in 2013 was 7.4% higher than 2012 due principally to higher yields. Tons of sugar sold was 19.5% lower in 2013 than in 2012, due principally to four sugar shipments completed in 2013, as compared to five completed sugar shipments in 2012.

ABOUT ALEXANDER & BALDWIN, INC.
Alexander & Baldwin, Inc. is a premier Hawaii company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of nearly 89,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also one of Hawaii’s largest natural materials companies and is the state’s largest asphalt paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
_______________________

[1]	See pages 10 through 12 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.
###

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three-months and years ended December 31, 2013 and 2012 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of one-time advisory, legal, equity conversion and other expenses that were incurred to acquire Grace Pacific LLC and to effect the separation of the Company from Matson, Inc. provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31		December 31
(dollars in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income	$22.5	$8.7	$36.9	$20.5
Professional service and other expenses incurred to acquire Grace Pacific LLC	0.1	—	4.6	—
Professional service and other expenses incurred to effect separation	—	—	—	5.7
Charge to convert pre-separation stock options to A&B-only shares	—	—	—	1.1
Write-down of non-strategic Mainland development project carrying values	—	—	—	9.8
Income tax effect of adjusting items	—	—	(1.7)	(4.8)
Adjusted net income	$22.6	$8.7	$39.8	$32.3

Diluted earnings per share, net income	$0.46	$0.20	$0.82	$0.48

Professional service and other expenses incurred to acquire Grace Pacific LLC	—	—	0.10	—
Professional service and other expenses incurred to effect separation	—	—	—	0.13
Charge to convert pre-separation stock options to A&B-only shares	—	—	—	0.03
Write-down of non-strategic Mainland development project carrying values	—	—	—	0.23
Income tax effect of adjusting items	—	—	(0.04)	(0.12)
Diluted earnings per share, adjusted net income	$0.46	$0.20	$0.88	$0.75

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization expense, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended		Year Ended
	December 31		December 31
(dollars in millions)	2013	2012	2013	2012
Real Estate Leasing segment operating profit before discontinued operations	$10.7	$10.2	$43.4	$41.6
Less amounts reported in discontinued operations	(2.8)	(4.2)	(14.6)	(17.1)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$7.9	$6.0	$28.8	$24.5
Adjustments:
Depreciation and amortization expense	7.0	5.6	24.8	22.2
FASB 13 straight-line lease adjustments	(0.7)	(0.9)	(2.9)	(3.6)
General and administrative expenses	1.2	0.6	3.5	2.9
Discontinued operations	2.8	4.2	14.6	17.1
Real Estate Leasing segment cash NOI	$18.2	$15.5	$68.8	$63.1
Percent change over prior comparative period	17.4%		9.0%

The Company presents adjusted EBITDA for Grace, which is a non-GAAP measure calculated by adding depreciation and amortization and the effect of non-cash purchase price adjustments on cost of goods sold to Grace operating profit, and subtracting income attributable to non-controlling interests. The Company uses this non-GAAP financial measure when evaluating operating performance for Grace because management believes that adjusted EBITDA provides insight into Grace’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating Grace’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. A required reconciliation of Grace’s operating profit to adjusted EBITDA follows:

Three Months Ended
(dollars in millions)	December 31, 2013
Operating profit	$2.9
Depreciation & amortization expense	4.4
Impact of purchase price allocation adjustments on cost of goods sold	0.9
Income attributable to non-controlling interest	(0.5)
Adjusted EBITDA	$7.7

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue:	2013	2012	2013	2012
Real Estate[1]:
Leasing	$30.4	$24.7	$110.4	$100.6
Development and Sales	358.8	5.4	423.0	32.2
Less amounts reported in discontinued operations	(291.3)	(8.9)	(369.2)	(45.3)
Natural materials and construction	54.9	—	54.9	—
Agribusiness	52.0	60.9	146.1	182.3
Reconciling item[2]	—	—	—	(8.3)
Total revenue	$204.8	$82.1	$365.2	$261.5

Operating profit, net income (loss):
Real Estate[1]:
Leasing	$10.7	$10.2	$43.4	$41.6
Development and Sales	38.1	1.3	44.4	(4.4)
Less amounts reported in discontinued operations	(12.9)	(4.2)	(36.7)	(21.1)
Natural materials and construction	2.9	—	2.9	—
Agribusiness	(3.6)	1.2	10.7	20.8
Total operating profit	35.2	8.5	64.7	36.9
Interest expense	(7.4)	(3.2)	(19.1)	(14.9)
General corporate expenses	(5.9)	(3.4)	(17.4)	(15.1)
Grace acquisition costs	(0.1)	—	(4.6)	—
Separation costs	—	—	—	(6.8)
Income from continuing operations before income taxes	21.8	1.9	23.6	0.1
Income tax expense (benefit)	6.6	(4.3)	8.5	(7.6)
Income from continuing operations	15.2	6.2	15.1	7.7
Income from discontinued operations (net of income taxes)	7.8	2.5	22.3	12.8
Net income	23.0	8.7	37.4	20.5
Income attributable to non-controlling interest	(0.5)	—	(0.5)	—
Net income attributable to A&B	$22.5	$8.7	$36.9	$20.5

Basic earnings per share, continuing operations	$0.31	$0.14	$0.34	$0.18
Basic earnings per share, net income	$0.46	$0.20	$0.83	$0.48

Diluted earnings per share, continuing operations	$0.31	$0.14	$0.34	$0.18
Diluted earnings per share, net income	$0.46	$0.20	$0.82	$0.48

Weighted average number of shares outstanding:
Basic	48.6	42.9	44.4	42.6
Diluted	49.2	43.5	45.1	42.9

[1]	Prior period amounts restated for amounts treated as discontinued operations.

[2]
Represents the sale of a 286-acre agricultural parcel in the third quarter of 2012 classified as "Gain on sale of agricultural parcel" in the consolidated statements of income, but reflected as revenue for the segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets	$171.4	$63.4
Investments in affiliates	341.4	319.9
Real estate developments	249.1	144.0
Property, net	1,273.7	838.7
Goodwill	99.6	—
Intangible assets, net	74.1	8.3
Other assets	75.9	63.0
	$2,285.2	$1,437.3

Liabilities & equity
Current liabilities	$218.2	$69.6
Long-term debt, non-current portion	605.5	220.0
Deferred income taxes	188.7	152.9
Accrued pension and post-retirement benefits	37.3	58.9
Other long-term liabilities	60.7	21.5
Equity	1,174.8	914.4
	$2,285.2	$1,437.3

The Statement of Cash Flow will be provided in the Company’s 2013 annual report on Form 10-K by March 3, 2014.